Exhibit 99

News Release

SLB Announces Third-Quarter 2026 Results

•	Revenue of $9.45 billion increased 5% sequentially and 6% year on year

•	GAAP EPS of $0.49 decreased 6% sequentially and 2% year on year

•	EPS, excluding charges and credits, of $0.64 increased 16% sequentially and decreased 7% year on year

•	Net income attributable to SLB of $735 million decreased 6% sequentially and 1% year on year

•	Adjusted EBITDA of $2.07 billion increased 9% sequentially and was essentially flat year on year

•	Cash flow from operations was $1.51 billion and free cash flow was $828 million

•	Board approved quarterly cash dividend of $0.295 per share

HOUSTON, October 23, 2026 — SLB (NYSE: SLB) today announced results for the third-quarter 2026.

Third-Quarter Results

	Three Months Ended			(Stated in millions, except per share amounts) Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue	$9,449	$8,972	$8,928	5%	6%
Income before taxes - GAAP basis	$1,019	$1,018	$1,000	0%	2%
Income before taxes margin - GAAP basis	10.8%	11.4%	11.2%	-57 bps	-42 bps
Net income attributable to SLB - GAAP basis	$735	$786	$739	-6%	-1%
Diluted EPS - GAAP basis	$0.49	$0.52	$0.50	-6%	-2%

Adjusted EBITDA*	$2,067	$1,899	$2,061	9%	—
Adjusted EBITDA margin*	21.9%	21.2%	23.1%	71 bps	-121 bps
Pretax segment operating income*	$1,576	$1,404	$1,626	12%	-3%
Pretax segment operating margin*	16.7%	15.6%	18.2%	104 bps	-153 bps
Net income attributable to SLB, excluding charges & credits*	$962	$833	$1,027	16%	-6%
Diluted EPS, excluding charges & credits*	$0.64	$0.55	$0.69	16%	-7%

Revenue by Geography
International	$6,993	$6,671	$6,916	5%	1%
North America	2,401	2,244	1,930	7%	24%
Other	55	57	82	n/m	n/m

	$9,449	$8,972	$8,928	5%	6%

SLB acquired ChampionX during the third quarter of 2025. The acquired ChampionX businesses contributed $956 million of revenue, $239 million of adjusted EBITDA and $190 million of pretax segment operating income in the third quarter of 2026. Third-quarter 2025 results reflect two months of activity from ChampionX businesses, which contributed $579 million of revenue, $139 million of adjusted EBITDA and $108 million of pretax segment operating income.

Excluding the impact of this acquisition, SLB’s third-quarter 2026 global revenue increased 2% year on year; international third-quarter 2026 revenue was flat year on year; and North America third-quarter 2026 revenue increased 13% year on year.

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions” and “Supplementary Information” for details.

n/m = not meaningful

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue by Division
Digital	$693	$697	$658	-1%	5%
Reservoir Performance	1,634	1,556	1,682	5%	-3%
Well Construction	2,888	2,742	2,967	5%	-3%
Production Systems	4,000	3,771	3,474	6%	15%
All Other	544	505	397	8%	37%
Eliminations	(310)	(299)	(250)	n/m	n/m

	$9,449	$8,972	$8,928	5%	6%

Pretax segment operating income
Digital	$194	$194	$187	—	4%
Reservoir Performance	266	232	312	15%	-15%
Well Construction	475	417	558	14%	-15%
Production Systems	646	586	559	10%	16%
All Other	136	142	96	-4%	42%
Eliminations	(141)	(167)	(86)	n/m	n/m

	$1,576	$1,404	$1,626	12%	-3%

Pretax segment operating margin
Digital	28.0%	27.8%	28.4%	27 bps	-36 bps
Reservoir Performance	16.3%	14.9%	18.5%	140 bps	-223 bps
Well Construction	16.4%	15.2%	18.8%	122 bps	-239 bps
Production Systems	16.1%	15.5%	16.1%	60 bps	6 bps
All Other	25.0%	28.2%	24.2%	-319 bps	77 bps
Eliminations	n/m	n/m	n/m	n/m	n/m

	16.7%	15.6%	18.2%	104 bps	-153 bps

Adjusted EBITDA
Digital	$228	$242	$215	-6%	6%
Reservoir Performance	384	349	422	10%	-9%
Well Construction	632	578	728	9%	-13%
Production Systems	800	738	690	8%	16%
All Other	226	227	158	-1%	42%
Eliminations	(71)	(101)	(13)	n/m	n/m

	$2,199	$2,033	$2,200	8%	0%
Corporate & other	(132)	(134)	(139)	n/m	n/m

	$2,067	$1,899	$2,061	9%	0%

Adjusted EBITDA margin
Digital	32.9%	34.7%	32.7%	-175 bps	26 bps
Reservoir Performance	23.5%	22.4%	25.1%	110 bps	-159 bps
Well Construction	21.9%	21.1%	24.5%	80 bps	-266 bps
Production Systems	20.0%	19.6%	19.9%	42 bps	14 bps
All Other	41.5%	44.9%	39.9%	-347 bps	155 bps
Eliminations	n/m	n/m	n/m	n/m	n/m

	23.3%	22.7%	24.6%	61 bps	-138 bps
Corporate & other	n/m	n/m	n/m	n/m	n/m

	21.9%	21.2%	23.1%	71 bps	-121 bps

ChampionX contributed $35 million of Digital revenue and $950 million of Production Systems revenue in the third quarter of 2026. Third-quarter 2025 results reflect two months of activity from ChampionX, which contributed $20 million of Digital revenue and $575 million of Production Systems revenue. Excluding the impact of this acquisition, Digital third-quarter 2026 revenue increased 3% year on year while Production Systems revenue increased 5% year on year.

n/m = not meaningful

Broad Growth Driven by Middle East Recovery, North America and Deep Water

“SLB delivered solid third-quarter results with all regions growing sequentially — led by a gradual recovery in the Middle East, growth in North America land and broadening international activity in deepwater offshore basins,” said SLB Chief Executive Officer Olivier Le Peuch.

“In the Middle East, our business grew 13% sequentially despite late-quarter disruptions. Outside the region, growth was supported by higher activity in U.S. land, highlighted by ChampionX achieving its highest quarterly revenue since the acquisition. Strong SLB OneSubsea™ activity further supported growth with a steady flow of new contract awards in the international markets which increased backlog and enhanced revenue visibility into 2027,” Le Peuch said.

Production Systems, Well Construction and Reservoir Performance Revenue Grew Sequentially

“Production Systems, Well Construction and Reservoir Performance revenue grew sequentially, reflecting increased activity across the exploration-to-production life cycle.

“Production Systems was supported by higher SLB OneSubsea activity and increased sales of production chemicals and artificial lift. This demonstrates the value of our production offering as customers increasingly prioritize production optimization, improved recovery and extended asset life.

“Well Construction and Reservoir Performance benefited from the rebound in the Middle East and increased international offshore activity, mainly in Europe & Africa, Latin America and Asia. Growth was driven by increased drilling fluids sales, higher drilling measurements revenue, and heightened evaluation and intervention activity as operators ramp up development efforts to restore production and bring new capacity online.”

“These results reflect broad-based sequential revenue growth across each of our geographical areas and Core divisions as the upcycle gains momentum,” Le Peuch said.

Data Center Solutions Accelerates as an Independent Growth Driver

“Our Data Center Solutions business continued to accelerate, with revenue increasing 23% sequentially, driven by growing demand, a broadening scope of services and geographic expansion into Asia.

“AI is driving unprecedented investment in data center infrastructure, and customers are looking for partners who can deploy quickly, reliably and at scale. Our modular approach is meeting this need today, and the previously announced acquisition of Kelvion will further strengthen our technology portfolio and advance our ability to deliver more integrated solutions for customers.

“Overall, we continue to strengthen our position as an industrial technology partner to the data center industry and to expand our participation in this rapidly growing market,” Le Peuch said.

Broad International Expansion Strengthens the 2027 Growth Outlook

“Our view of supportive market fundamentals remains firmly intact. Energy security and supply shocks continue to drive a quest for international supply diversification, reserve replacement and sustained production — driving a distinct upcycle, despite near-term uncertainty in the Middle East.

“Our international outlook continues to strengthen, driven by deepwater momentum across Latin America, Europe, Sub-Saharan Africa and Asia, underscored by recent SLB OneSubsea contract awards. Furthermore, international diversification is accelerating as major U.S. shale operators expand abroad and partner with national oil companies across global basins.

“Combined with significant activity increases in Venezuela and expanding momentum across our Core, Digital and Data Center Solutions businesses, we see a very compelling outlook for 2027, with further upside as Middle East activity recovers,” Le Peuch concluded.

Other Events

During the quarter, SLB repurchased 12.9 million shares of its common stock for a total purchase price of $656 million. During the first nine months of 2026, SLB repurchased a total of 34.0 million shares of its common stock for a total purchase price of $1.76 billion.

On August 31, 2026, SLB signed an agreement to acquire Kelvion, a global provider of thermal management and heat exchange technologies. The acquisition strengthens SLB’s Data Center Solutions business with critical thermal management technologies and expands the company’s role in data center infrastructure, which is one of the world’s fastest-growing industrial and technology markets. Under the terms of the agreement, SLB will acquire Kelvion from Apollo-managed funds — the majority owner — and funds advised by Triton, which holds a minority interest, for approximately $3.4 billion in cash and will assume approximately $0.7 billion of debt. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first half of 2027.

On September 1, 2026, SLB completed its acquisition of S&P Global Energy’s geoscience and petroleum engineering software business portfolio. The acquisition enhances SLB’s digital subsurface and planning portfolio, adding workflow-centric applications widely used by North American onshore and unconventional operators, and strengthening its ability to help customers improve efficiency, accelerate decision making and unlock greater value from subsurface data.

On October 22, 2026, SLB’s Board of Directors approved a quarterly cash dividend of $0.295 per share of outstanding common stock, payable on January 7, 2027, to stockholders of record on December 2, 2026.

Third-Quarter Revenue by Geographical Area

	(Stated in millions)
As reported	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
North America	$2,401	$2,244	$1,930	7%	24%
Latin America	1,749	1,714	1,482	2%	18%
Europe & Africa*	2,437	2,385	2,434	2%	0%
Middle East & Asia	2,807	2,572	3,000	9%	-6%
Eliminations & other	55	57	82	n/m	n/m

	$9,449	$8,972	$8,928	5%	6%

International	$6,993	$6,671	$6,916	5%	1%
North America	$2,401	$2,244	$1,930	7%	24%

*	Includes Russia and the Caspian region

n/m = not meaningful

Third-quarter revenue of $9.45 billion increased 5% sequentially, driven by 5% growth internationally and 7% growth in North America. International revenue growth was broad-based, led by a 13% increase in the Middle East as activity continued to recover despite late-quarter disruptions. Europe & Africa, Asia and Latin America also posted sequential growth, primarily driven by offshore activity.

In North America, sequential revenue growth was supported by strong U.S. unconventional activity, driven by robust demand for production chemicals and artificial lift solutions. Data Center Solutions also contributed to the sequential revenue increase.

The ChampionX businesses, acquired in July 2025, contributed $956 million of revenue in the third quarter of 2026, consisting of $662 million in North America and $263 million in the international markets. Third-quarter 2025 results included two months of ChampionX activity, which contributed $579 million in revenue, consisting of $387 million in North America and $171 million in the international markets.

Excluding the impact of this acquisition, third-quarter 2026 revenue increased 2% year on year as international revenue was essentially flat and North America revenue increased 13% year on year.

The following table and commentary are presented on a pro forma basis assuming that ChampionX was acquired on January 1, 2025.

	(Stated in millions)
Pro forma	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
North America	$2,401	$2,244	$2,134	7%	13%
Latin America	1,749	1,714	1,507	2%	16%
Europe & Africa*	2,437	2,385	2,462	2%	-1%
Middle East & Asia	2,807	2,572	3,032	9%	-7%
Eliminations & other	55	57	94	n/m	n/m

	$9,449	$8,972	$9,229	5%	2%

International	$6,993	$6,671	$7,001	5%	—
North America	$2,401	$2,244	$2,134	7%	13%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Latin America

Revenue in Latin America of $1.75 billion increased 2% sequentially, primarily driven by higher SLB OneSubsea sales and increased drilling activity in Guyana and Brazil. Growth was further supported by higher revenue from Asset Performance Solutions (APS) projects in Ecuador and stronger drilling activity in Argentina.

Year on year, revenue increased 16%, driven primarily by stronger offshore activity in Brazil, Guyana and Mexico. Higher revenue from APS projects in Ecuador also contributed to the increase, as the prior-year quarter was affected by pipeline-related disruptions.

Europe & Africa

Revenue in Europe & Africa of $2.44 billion increased 2% sequentially, driven by higher SLB OneSubsea revenue in Scandinavia and Angola and production and recovery activity in Nigeria. These increases were partially offset by lower revenue in Libya and reduced SLB Capturi™ revenue as project milestones were completed.

Year on year, revenue decreased 1%, primarily reflecting lower activity across North Africa. This decline was partially offset by strong growth in Nigeria from higher production systems sales and increased evaluation, intervention and stimulation activity as well as higher revenue in Kazakhstan, Azerbaijan and Turkmenistan.

Middle East & Asia

Revenue in the Middle East & Asia of $2.81 billion increased 9% sequentially, driven by 13% growth in the Middle East and a 2% increase in Asia. The Middle East accounted for 67% of the area’s revenue in the third quarter of 2026.

Growth in the Middle East reflected the rebound in activity following operational disruptions related to the regional conflict in the prior quarter. Activity improved in Iraq, Kuwait, Oman, Saudi Arabia, Qatar and the United Arab Emirates, although certain countries experienced renewed disruptions during the final weeks of the quarter.

In Asia, sequential revenue growth was supported by continued strength in offshore activity, particularly in India, East Asia and Indonesia.

Year on year, revenue decreased 7%, primarily reflecting a 12% decline in the Middle East due to conflict-related disruptions, partially offset by strong growth across Asia, led by offshore markets.

North America

Revenue in North America of $2.40 billion increased 7% sequentially, driven by higher sales of production chemicals, artificial lift and valves in U.S. land, along with a 23% increase in Data Center Solutions revenue. Growth was further supported by increased drilling activity in Canada following the spring breakup in the prior quarter. These gains were partially offset by lower digital exploration sales in the Gulf of America.

Year on year, revenue increased 13%, primarily reflecting stronger unconventional activity in U.S. land, as well as continued momentum in Data Center Solutions, where revenue grew 76%.

Third-Quarter Results by Division

Digital

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
International	$523	$526	$500	-1%	5%
North America	168	170	156	-1%	8%
Other	2	1	2	n/m	n/m

	$693	$697	$658	-1%	5%

Pretax operating income	$194	$194	$187	—	4%
Pretax operating margin	28.0%	27.8%	28.4%	27 bps	-36 bps
Adjusted EBITDA*	$228	$242	$215	-6%	6%
Adjusted EBITDA margin*	32.9%	34.7%	32.7%	-175 bps	26 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information” for details.

n/m = not meaningful

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
Platforms & Applications	$299	$258	$273	16%	10%
Digital Operations	163	148	131	10%	24%
Digital Exploration	78	126	80	-38%	-2%
Professional Services	153	165	174	-8%	-12%

	$693	$697	$658	-1%	5%

Digital revenue from ChampionX includes $35 million in the third quarter 2026, $34 million in the second quarter 2026 and $20 million in the third quarter 2025.

Digital revenue of $693 million decreased 1% sequentially, primarily reflecting lower Digital Exploration revenue following strong sales of exploration data licenses and transfer fees in Brazil and Indonesia in the prior quarter. This decline was largely offset by higher Platforms & Applications sales and continued growth in Digital Operations.

Year on year, revenue increased 5%, driven by continued growth in Digital Operations and higher Platforms & Applications sales, partially offset by lower revenue in Professional Services and Digital Exploration.

Annualized Recurring Revenue (ARR) for the Digital division was $1.04 billion as of September 30, 2026, representing a 13% increase year on year, compared with $926 million as of September 30, 2025.

Digital pretax operating margin of 28% increased 27 basis points (bps) sequentially, primarily due to improved profitability in Platforms & Applications and Digital Operations, partially offset by lower profitability in Digital Exploration following reduced sales of exploration data licenses and transfer fees.

Year on year, pretax operating margin contracted 36 bps, reflecting lower sales of exploration data licenses and transfer fees, partially offset by increased profitability in Digital Operations and Platforms & Applications.

For a description of the revenue categories comprising the Digital Division, please refer to Question 10 of the Supplementary Information. Revenue, pretax operating income and adjusted EBITDA for the Digital Division for the first nine months of 2026 and 2025 are provided in Question 11. For the definition of ARR, please refer to Question 12.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
International	$1,472	$1,409	$1,536	4%	-4%
North America	154	147	143	5%	8%
Other	8	—	3	n/m	n/m

	$1,634	$1,556	$1,682	5%	-3%

Pretax operating income	$266	$232	$312	15%	-15%
Pretax operating margin	16.3%	14.9%	18.5%	140 bps	-223 bps
Adjusted EBITDA*	$384	$349	$422	10%	-9%
Adjusted EBITDA margin*	23.5%	22.4%	25.1%	110 bps	-159 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information” for details.

n/m = not meaningful

Reservoir Performance revenue of $1.63 billion increased 5% sequentially, driven by higher intervention, evaluation and stimulation services, particularly in the Middle East. Growth in Europe & Africa was led by stronger offshore activity in Nigeria and Kazakhstan, while Latin America benefited from double-digit growth in Mexico, Guyana and Brazil, partially offset by lower unconventional activity in Argentina. North America increased on stronger U.S. land evaluation and intervention services.

Year on year, revenue decreased 3%, reflecting the lingering impact of Middle East conflict-related disruptions and lower unconventional activity in Argentina. These effects were partially offset by growth in North America and stronger offshore markets in Europe & Africa and Asia.

Reservoir Performance pretax operating margin of 16% increased 140 bps sequentially, driven by improved profitability in the Middle East as operations recovered, particularly across evaluation, stimulation and intervention services. Higher offshore activity in Europe & Africa also contributed to margin expansion.

Year on year, pretax operating margin declined 223 bps, primarily due to lower profitability in the Middle East, where activity levels remained below those of the prior year despite the sequential recovery. This decline was partially offset by improved profitability in Europe & Africa, driven by stronger offshore activity.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
International	$2,274	$2,156	$2,371	5%	-4%
North America	579	549	527	5%	10%
Other	35	37	69	n/m	n/m

	$2,888	$2,742	$2,967	5%	-3%

Pretax operating income	$475	$417	$558	14%	-15%
Pretax operating margin	16.4%	15.2%	18.8%	122 bps	-239 bps
Adjusted EBITDA*	$632	$578	$728	9%	-13%
Adjusted EBITDA margin*	21.9%	21.1%	24.5%	80 bps	-266 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information” for details.

n/m = not meaningful

Well Construction revenue of $2.89 billion increased 5% sequentially, driven by higher drilling activity in the Middle East, led by strong drilling fluids sales and increased drilling measurements activity. In Latin America, revenue benefited from double-digit growth in Argentina, Guyana and Brazil, partially offset by lower activity in Mexico. North America increased on stronger U.S. land activity and the seasonal recovery in Canada, while Asia continued to benefit from robust offshore drilling activity.

Year on year, revenue decreased 3%, reflecting the lingering impact of Middle East conflict-related disruptions. This decline was partially offset by strong offshore drilling activity across Latin America, Europe & Africa and the Gulf of America.

Well Construction pretax operating margin of 16% increased 122 bps sequentially, driven primarily by improved profitability in the Middle East as operations recovered during the quarter.

Year on year, pretax operating margin declined 239 bps, reflecting lower profitability in the Middle East, where activity levels remained below the prior year despite the sequential recovery.

Production Systems

	(Stated in millions)
As reported	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
International	$2,642	$2,478	$2,440	7%	8%
North America	1,335	1,259	1,008	6%	32%
Other	23	34	26	n/m	n/m

	$4,000	$3,771	$3,474	6%	15%

Pretax operating income	$646	$586	$559	10%	16%
Pretax operating margin	16.1%	15.5%	16.1%	60 bps	6 bps
Adjusted EBITDA*	$800	$738	$690	8%	16%
Adjusted EBITDA margin*	20.0%	19.6%	19.9%	42 bps	14 bps

*	These are non-GAAP financial measures. See reconciliation in the section “Supplementary Information” for details.

n/m = not meaningful

Production Systems revenue of $4.00 billion increased 6% sequentially, driven by higher sales of completions, production chemicals and artificial lift in the Middle East, as well as stronger SLB OneSubsea revenue in Scandinavia and Angola. Additional growth came from increased SLB OneSubsea projects in Latin America and Asia, along with stronger U.S. land sales of artificial lift and production chemicals.

Year on year, revenue increased 15%, primarily reflecting the contribution of ChampionX production chemicals and artificial lift businesses. These businesses contributed $950 million of revenue in the third quarter of 2026, compared with $575 million in the third quarter of 2025, when results reflected only two months of ChampionX operations.

Excluding the impact of the acquisition, Production Systems revenue increased 5% year on year, driven by strong growth in SLB OneSubsea, valves and completions. This performance underscores the resilience of international and offshore markets despite the disruptions associated with the Middle East conflict.

Production Systems pretax operating margin was 16%, expanding 60 bps sequentially. Margin expansion was driven by improved profitability in SLB OneSubsea, artificial lift, completions and production chemicals, supported by the recovery in Middle East operations. Stronger offshore activity across Europe & Africa, Latin America and Asia also contributed to the improvement. In addition, margins benefited from the accretive contribution of ChampionX’s production chemicals and artificial lift businesses. Notably, ChampionX delivered sequential pretax operating margin expansion for the fourth consecutive quarter.

Year on year, pretax operating margin was essentially flat. Lower profitability in the Middle East was offset by improved profitability in Europe & Africa, Latin America and Asia, driven by higher SLB OneSubsea offshore activity. Profitability in North America also improved, reflecting the strong performance of ChampionX’s production chemicals and artificial lift businesses.

The following table and commentary are presented on a pro forma basis assuming that ChampionX was acquired on January 1, 2025.

	(Stated in millions)
Pro forma	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
International	$2,642	$2,478	$2,527	7%	5%
North America	1,335	1,259	1,211	6%	10%
Other	23	34	36	n/m	n/m

	$4,000	$3,771	$3,774	6%	6%

Production Systems revenue of $4.00 billion increased 6% year on year. Revenue increase across Latin America, Europe & Africa, Asia and North America largely compensated for lower revenue in the Middle East.

All Other

All Other is comprised of APS, Data Center Solutions and SLB Capturi.

Revenue increased 8% sequentially, driven by strong growth in Data Center Solutions, where revenue increased 23%. Higher APS revenue also contributed to growth, partially offset by lower revenue in SLB Capturi.

Year on year, revenue increased 37%, primarily reflecting a 76% increase in Data Center Solutions revenue. Growth was further supported by higher APS revenue, as the prior-year period was affected by pipeline-related disruptions. These gains were partially offset by lower revenue in SLB Capturi following the completion of project milestones.

Pretax operating income decreased sequentially as ramp-up costs associated with new Data Center Solutions projects impacted profitability.

Year on year, pretax operating income increased driven by higher Data Center Solutions activity and improved profitability in APS projects.

Quarterly Highlights

Core

Contract Awards

SLB continues to win new contract awards that align with SLB’s strengths in the Core. Notable highlights include the following:

•

SLB has been awarded four integrated well construction contracts by Aramco to support oil and gas development across the Kingdom of Saudi Arabia. Under the contracts, SLB will manage end-to-end well construction services, delivering more than 450 wells in the three-year term, with an optional extension of up to two years. SLB’s integrated well construction model brings together every aspect of well delivery through a technology-enabled operating model. It combines digital drilling workflows with automated drilling, evaluation, fluids, cementing and completions products and services to improve efficiency, consistency and well performance across diverse, large-scale drilling programs.

•

The SLB OneSubsea joint venture has been awarded a contract by ExxonMobil Moçambique, Limitada, on behalf of its Area 4 partners, (ENH, CNPC, Eni, KOGAS and XRG), to deliver subsea production systems for the first phase of the offshore Rovuma LNG project in Mozambique. The contract scope includes the delivery of subsea trees, manifolds, umbilicals and associated control systems designed to support efficient production from the deepwater field. SLB OneSubsea will provide engineering, procurement and manufacturing, along with installation services, leveraging its experience in delivering subsea systems for complex deepwater developments worldwide.

•

SLB and Equinor have signed a multi-year agreement for advanced reservoir stimulation services across the Norwegian Continental Shelf, including a major upgrade of the well stimulation vessel MV Island Captain. The agreement secures dedicated capacity to support development of tight offshore reservoirs and helps maximize recovery from future wells.

•

SLB has been awarded a contract by Brunei Shell Petroleum (BSP) to support production restoration from shut-in wells across multiple offshore fields. The contract scope spans subsurface evaluation, well candidate selection, engineering and offshore execution. Project management, intervention services, monitoring, metering and marine logistics are integrated within a single coordinated execution model designed to support efficient production restoration.

•

In Oman, Petroleum Development Oman awarded SLB a 5-year contract for the provision of integrated fracturing services onshore Block-6 in both oil and gas fields. The scope includes the deployment of advanced stimulation, well intervention, fracturing automation and digital solutions capabilities that will enhance productivity, improve reservoir contact and maximize asset performance.

•

In Kuwait, Kuwait Oil Company (KOC) awarded SLB a five-year reservoir characterization technology contract for specialized services for unconventional reservoirs. The contract deploys SLB’s Ora™ deep transient testing, OnWave™ autonomous logging platform and Reveal™ surveillance solutions, together with different subsurface, conveyance and digital technologies, to support advanced formation evaluation across different reservoirs in Kuwait.

•

In Pakistan, Oil & Gas Development Company (OGDC) awarded SLB a three-year contract for electric submersible pump (ESP) and electric submersible progressing cavity pump (ESPCP) technologies, marking the third consecutive ESP award from OGDC. Through its existing ESP program with SLB, OGDC has delivered approximately 11,000 barrels per day of incremental oil production and 5.3 million barrels cumulatively. The new contract expands deployments across OGDC concessions, supported by SLB’s Avalon™ real-time surveillance to optimize performance and reliability.

•

In Australia, GB Energy partnered with SLB to deliver an integrated package of critical midstream gas processing equipment and valve systems for the country’s first offshore gas storage reservoir initiative. SLB will supply key gas processing and flow control technologies, including flowline monoethylene glycol regeneration, triethylene glycol dehydration, mercury and H2S removal, sand removal, and onshore manual and actuated valves for the gas processing facility and pipeline. The project supports south-east Australia’s long-term gas supply strategy, with initial capacity expected to meet approximately one-third of Victoria’s peak-day gas demand. The project will increase gas storage capacity in south-east Australia by more than 70% and strengthen energy security and grid stability in the region.

Technology Highlights

Notable technology introductions and deployments in the quarter include the following:

•

In the United States, SLB deployed a sensor-based production chemistry optimization program across nearly 1,400 producing wells for a major operator in the Permian Basin, replacing manual inventory management with real-time monitoring, machine learning anomaly detection, and AI-driven injection control. Pump monitor controller units and tank-level monitor units enabled remote recalibration and centralized weekly operational reviews. The program increased on-target injection performance from 63% to 92%, reduced overtreatment from 17% to 3%, and avoided $4.4 million in net costs in the first nine months.

•

Also in the United States, SLB and CNX deployed Invincible Trim™ extreme-wear-resistant choke trim in one of North America’s most abrasive unconventional gas basins, improving production uptime during a critical phase of well life. Purpose-engineered for high-erosion environments, the technology reduced shutdowns and interventions associated with conventional choke trim and supported continuous production through the most erosive period. The deployment helped optimize production, reduce maintenance requirements and improve well economics for CNX, reinforcing SLB’s ability to deliver advanced flow control solutions that enhance asset performance in challenging unconventional environments.

•

In Ecuador, SLB partnered with an onshore operator to reverse prolonged production decline at a mature onshore field through an integrated recovery program combining waterflooding, infill drilling and the country’s first chemical-enhanced oil recovery pilot. The program, supported by Agora™ edge AI and IoT solutions, reduced intervention time by 98%, restored production to a peak of 86,000 barrels of oil per day, delivered 1.9 times the reserves projected at baseline and is projected to enable a 7% incremental recovery factor by 2035.

•

Offshore Brazil, SLB delivered a 37-well subsea plug and abandonment campaign for a deepwater operator, completing an average of 18 days per well against a 22-day target and a 33-day industry benchmark. Using an integrated portfolio of digital slickline services — including the eFire-SL™ slickline-deployed electronic firing head, SIMplus™ retrievable bridge plugs, and SIM™ permanent plugs — alongside coiled tubing intervention, SLB reduced personnel on board by 19% compared to the benchmark and delivered $900,000 in avoided costs per well. The campaign, completed over 20 months with more than 150 digital slickline runs and 130 coiled tubing runs, demonstrates how fit-for-purpose wellbore decommissioning technology can compress both cost and cycle time at scale in deepwater environments.

•

In Kuwait, SLB used precise multilateral access to control water and unlock oil production for KOC. A mature three-lateral producer experienced a water cut increase that rose to approximately 98%, threatening the well’s economic viability. Using the access service of ExaCT™ electrical downhole CT control system, SLB established fast, repeatable access to each lateral, identified the dominant water-producing branch, and executed a targeted water shutoff treatment. The intervention reduced water cut by approximately 20%, increased oil production by about 505 barrels per day, and saved an estimated 96 hours compared with a conventional approach.

•

In Brunei, SLB and BSP successfully completed the first deployment of the Retina™ at-bit imaging system in Southeast Asia, delivering high-resolution subsurface data with no impact on drilling performance. Enabled by a fit-for-purpose bit design and integrated with Automated Lithology, the Retina system captured 100% of the interval in a single run across two sections while providing detailed imaging of geological features. The deployment demonstrates how at-bit measurements can be converted into high-quality borehole images to strengthen formation evaluation, well planning and drilling decisions.

•

Offshore Malaysia, an operator sought to maximize recovery from a thin, variably dipping sand reservoir while minimizing drilling risk amid subsurface uncertainty. SLB deployed a fully autonomous geosteering system combining Subsurface Advisor™ intelligent subsurface drilling solution, Neuro™ autonomous geosteering and GeoSphere HD™ high-definition reservoir mapping-while-drilling service. The system executed four autonomous trajectory changes with sub-20-second decision cycles, maintaining reservoir contact within 3 meters of the reservoir base throughout the lateral section, marking Asia’s first fully autonomous geosteering operation.

Digital

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, to embrace new AI-enabled capabilities, and to leverage insights to elevate their performance. Notable highlights include the following:

•

SLB has announced that Chevron Technical Center, a division of Chevron U.S.A. Inc. (Chevron), has joined the long-term digital subsurface collaboration established by SLB and TotalEnergies in 2024, adding a second global operator to the co-development of next generation digital technologies for reservoir engineering and geoscience. Chevron will contribute investment, intellectual property and technical expertise to the collaboration. The company will also bring industry-leading expertise in uncertainty analysis, optimization and field development planning, that will help shape the roadmap for scalable digital subsurface technologies.

•

SLB announced a 15-year agreement with TotalEnergies to use the DrillPlan™ coherent well planning and engineering solution. The agreement will support TotalEnergies’ transition to a digital planning environment, connecting subsurface insights with well planning and engineering. Enabled by SLB’s DrillPlan solution and the expertise of both companies, the agreement marks a significant step in the companies’ digital collaboration and reflects a broader shift across the industry as operators move toward scalable, interoperable digital platforms to improve engineering and well construction execution.

•

SLB and Eni expanded AI-driven workflows across subsurface domains, accelerating real-time operations in petrophysics and geomechanics for improved efficiency using SLB’s on-premises Lumi™ data and AI platform.

•

SLB announced the launch of the Amapá 3D multiclient seismic survey in partnership with Shearwater GeoServices. Located offshore Amapá in northern Brazil’s Equatorial Margin, the project represents one of SLB’s most significant investments in exploration data in the prolific deepwater Atlantic Margin and will expand high-quality 3D seismic coverage in an underexplored area of the basin.

•

In Angola, Azule Energy became one of the first African energy companies to fully plan and execute a well using SLB DrillPlan and DrillOps™ solutions. The digital workflow automated 95% of engineering tasks, cut planning time from 192 to 31 hours, and enabled autonomous drilling of a 2,000-meter section with zero nonproductive time and a 16% increase in net rate of penetration versus the field benchmark.

•

ADNOC has deployed its AI-enabled Real-Time Operations Center (RTOC) across its fleet of more than 120 onshore and offshore drilling rigs, enabled by SLB’s DrillOps intelligent well delivery and insights solutions. The platform brings live drilling data into a unified, real-time environment that helps ADNOC teams improve coordination, identify risks earlier and make faster, more informed decisions.

•

In Brunei, BSP awarded SLB an on-premises software contract, expanding upon the existing relationship between the two companies. SLB will provide services to BSP for subsurface and engineering needs, including geology, geophysics, petrophysics, reservoir engineering, drilling and production. The contract establishes an integrated subsurface and production environment anchored by Petrel™ subsurface software and Techlog™ wellbore software, enhanced with digital and AI capabilities. The award reflects a significant expansion in software scope following a competitive evaluation, enabling SLB to consolidate workflows onto a unified platform supported by targeted deployment and onsite technical support.

New Horizons of Growth

SLB is participating in high-growth markets like Data Center Solutions, through strategic innovative technology and partnerships, including the following:

•

In Canada, following its recent contract award from Meta, SLB is establishing a facility to assemble and test critical data center infrastructure. Expected to open in the first half of 2027, the facility will enable SLB to serve as Meta’s delivery partner for modular offsite assembly, installation and commissioning services.

•

In the Norwegian North Sea, SLB has been selected as strategic reservoir partner for Harbour Energy’s Havstjerne carbon storage project, a large-scale offshore development intended to serve industrial emitters across Europe. SLB will provide technology and engineering services for the concept and FEED phases, coordinating an integrated scope that connects underground storage reservoir analysis with injection well design, subsea infrastructure and plans for monitoring stored CO2. Delivered in collaboration with SLB OneSubsea joint venture, the work will support development of the project’s technical, cost and schedule basis ahead of a final investment decision.

•

In Poland, ORLEN Petrobaltic awarded SLB a multi-year carbon capture and storage (CCS) and measurement, monitoring and verification (MMV) subsurface study. The work will help derisk key storage and development decisions for the project and advance ORLEN’s CCS strategy in the Baltic region, supporting the development of long-term CO2 storage capacity and the decarbonization of industrial emissions.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
	2026	2025	2026	2025
Revenue	$9,449	$8,928	$27,142	$25,963
Interest & other income	68	78	187	408
Expenses
Cost of revenue (1)	7,883	7,370	22,850	21,185
Research & engineering	156	170	491	522
General & administrative	84	72	265	256
Merger & integration (1)	55	143	165	226
Restructuring & other (1)	187	109	187	402
Interest	133	142	377	432

Income before taxes (1)	$1,019	$1,000	$2,994	$3,348
Tax expense (1)	239	226	638	697

Net income (1)	$780	$774	$2,356	$2,651
Net income attributable to noncontrolling interests (1)	45	35	83	101

Net income attributable to SLB (1)	$735	$739	$2,273	$2,550

Diluted earnings per share of SLB (1)	$0.49	$0.50	$1.51	$1.80

Average shares outstanding	1,481	1,471	1,490	1,396
Average shares outstanding assuming dilution	1,497	1,488	1,506	1,414

Depreciation & amortization included in expenses (2)	$698	$638	$2,095	$1,911

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Sept. 30, 2026	Dec. 31, 2025
Assets
Current Assets
Cash and short-term investments	$3,551	$4,212
Receivables	9,735	8,689
Inventories	5,517	5,032
Other current assets	1,694	1,580

	20,497	19,513
Investment in affiliated companies	1,712	1,783
Fixed assets	7,707	7,894
Goodwill	17,263	16,794
Intangible assets	4,927	4,988
Other assets	4,094	3,896

	$56,200	$54,868

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$11,955	$11,490
Estimated liability for taxes on income	695	894
Short-term borrowings and current portion of long-term debt	1,653	1,894
Dividends payable	454	443

	14,757	14,721
Long-term debt	11,147	9,742
Other liabilities	3,083	3,114

	28,987	27,577
Equity	27,213	27,291

	$56,200	$54,868

Liquidity

			(Stated in millions)
Components of Liquidity	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Dec. 31, 2025
Cash and short-term investments	$3,551	$4,071	$3,585	$4,212
Short-term borrowings and current portion of long-term debt	(1,653)	(1,658)	(1,923)	(1,894)
Long-term debt	(11,147)	(11,140)	(10,843)	(9,742)

Net Debt (1)	$(9,249)	$(8,727)	$(9,181)	$(7,424)

Details of changes in liquidity follow:

Periods Ended September 30,	Nine Months 2026	Third Quarter 2026	Nine Months 2025
Net income	$2,356	$780	$2,651
Non-cash pension settlement charge	187	187	—
Amortization of inventory purchases accounting fair value adjustment	—	—	66
Gain on sale of APS project	—	—	(149)
Impairment of equity method investment	—	—	121
Depreciation and amortization (2)	2,095	698	1,911
Stock-based compensation expense	251	72	257
Change in working capital	(1,546)	(202)	(1,273)
Other	13	(25)	(100)

Cash flow from operations	$3,356	$1,510	$3,484

Capital expenditures	(1,287)	(485)	(1,178)
APS investments	(340)	(114)	(312)
Exploration data capitalized	(208)	(83)	(168)

Free cash flow (3)	1,521	828	1,826

Stock repurchase program	(1,755)	(656)	(2,414)
Dividends paid	(1,305)	(439)	(1,176)
Proceeds from employee stock plans	347	136	230
Business acquisitions and investments, net of cash acquired plus debt assumed	(583)	(334)	(144)
Proceeds from sale of APS project	—	—	338
Proceeds from sale of ChampionX Drilling Technologies business	—	—	286
Net debt assumed in connection with ChampionX acquisition	—	—	(133)
Taxes paid on net settled stock-based compensation awards	(71)	(8)	(61)
Other	(99)	(57)	(57)

Increase in Net Debt before impact of changes in foreign exchange rates	(1,945)	(530)	(1,305)
Impact of changes in foreign exchange rates on net debt	120	8	(471)

Increase in Net Debt	(1,825)	(522)	(1,776)
Net Debt, beginning of period	(7,424)	(8,727)	(7,405)

Net Debt, end of period	$(9,249)	$(9,249)	$(9,181)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(3)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2026 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 8).

		(Stated in millions, except per share amounts)
	Third Quarter 2026
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$1,019	$239	$45	$735	$0.49
Pension settlement charge (1)	187	—	—	187	0.12
Merger and integration (2)	55	13	2	40	0.03

Net income attributable to SLB, excluding charges & credits	$1,261	$252	$47	$962	$0.64

	Second Quarter 2026
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$1,019	$204	$29	$786	$0.52
Merger and integration (2)	69	19	3	47	0.03

Net income attributable to SLB, excluding charges & credits	$1,088	$223	$32	$833	$0.55

	Third Quarter 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Net income attributable to SLB (GAAP basis)	$1,000	$226	$35	$739	$0.50
Amortization of inventory purchase accounting fair value adjustment (3)	66	15	—	51	0.03
Acquisition-related professional fees (2)	61	—	—	61	0.04
Workforce reductions (1)	57	4	—	53	0.03
Acquisition-related employee benefits (2)	54	2	—	52	0.03
Impairment of equity-method investment (1)	52	4	—	48	0.03
Other merger and integration (2)	28	2	3	23	0.02

Net income attributable to SLB, excluding charges & credits	$1,318	$253	$38	$1,027	$0.69

(Stated in millions, except per share amounts)
	Nine Months 2026
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$2,994	$638	$83	$2,273	$1.51
Pension settlement charge (1)	187	—	—	187	0.12
Merger and integration (2)	165	40	6	119	0.08

Net income attributable to SLB, excluding charges & credits	$3,346	$678	$89	$2,579	$1.71

	Nine Months 2025
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Net income attributable to SLB (GAAP basis)	$3,348	$697	$101	$2,550	$1.80
Workforce reductions (1)	281	19	—	262	0.19
Impairment of equity-method investment (1)	121	16	—	105	0.07
Acquisition-related professional fees (2)	80	5	—	75	0.05
Amortization of inventory purchase accounting fair value adjustment (3)	66	15	—	51	0.04
Acquisition-related employee benefits (2)	54	2	—	52	0.04
Other merger and integration (2)	93	—	12	81	0.06
Gain on sale of Palliser APS project (4)	(149)	(4)	—	(145)	(0.10)

Net income attributable to SLB, excluding charges & credits	$3,894	$750	$113	$3,031	$2.14

*	Does not add due to rounding

(1)	Classified in Restructuring & other in the Condensed Consolidated Statement of Income.
(2)	Classified in Merger & integration in the Condensed Consolidated Statement of Income.
(3)	Classified in Cost of revenue in the Condensed Consolidated Statement of Income.
(4)	Classified in Interest & other income in the Condensed Consolidated Statement of Income.

Divisions

(Stated in millions)
	Third Quarter 2026		Second Quarter 2026		Third Quarter 2025
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital	$693	$194	$697	$194	$658	$187
Reservoir Performance	1,634	266	1,556	232	1,682	312
Well Construction	2,888	475	2,742	417	2,967	558
Production Systems	4,000	646	3,771	586	3,474	559
All Other	544	136	505	142	397	96
Eliminations & other	(310)	(141)	(299)	(167)	(250)	(86)

Pretax segment operating income		1,576		1,404		1,626
Corporate & other		(204)		(211)		(203)
Interest income (1)		22		23		37
Interest expense (1)		(133)		(128)		(142)
Charges & credits (2)		(242)		(69)		(318)

	$9,449	$1,019	$8,972	$1,019	$8,928	$1,000

(Stated in millions)
	Nine Months Ended
	Sept. 30, 2026		Sept. 30, 2025
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital	$2,030	$522	$1,836	$465
Reservoir Performance	4,783	754	5,072	908
Well Construction	8,427	1,315	8,908	1,698
Production Systems	11,278	1,728	9,247	1,520
All Other	1,492	391	1,542	414
Eliminations & other	(868)	(409)	(642)	(239)

Pretax segment operating income		4,301		4,766
Corporate & other		(643)		(550)
Interest income(1)		65		103
Interest expense(1)		(377)		(425)
Charges & credits(2)		(352)		(546)

	$27,142	$2,994	$25,963	$3,348

(Stated in millions)
	Third Quarter 2026
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$693	$194	$34	$—	$228
Reservoir Performance	1,634	266	118	—	384
Well Construction	2,888	475	157	—	632
Production Systems	4,000	646	154	—	800
All Other	544	136	90	—	226
Eliminations & other	(310)	(141)	73	(3)	(71)

Pretax segment operating income		1,576
Corporate & other		(204)	72		(132)
Interest income (1)		22
Interest expense (1)		(133)
Charges & credits (2)		(242)

	$9,449	$1,019	$698	$(3)	$2,067

(Stated in millions)
	Second Quarter 2026
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$697	$194	$48	$—	$242
Reservoir Performance	1,556	232	118	(1)	349
Well Construction	2,742	417	161	—	578
Production Systems	3,771	586	152	—	738
All Other	505	142	85	—	227
Eliminations & other	(299)	(167)	71	(5)	(101)

Pretax segment operating income		1,404
Corporate & other		(211)	77		(134)
Interest income (1)		23
Interest expense (1)		(128)
Charges & credits (2)		(69)

	$8,972	$1,019	$712	$(6)	$1,899

(Stated in millions)
	Third Quarter 2025
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$658	$187	$28	$—	$215
Reservoir Performance	1,682	312	110	—	422
Well Construction	2,967	558	170	—	728
Production Systems	3,474	559	131	—	690
All Other	397	96	62	—	158
Eliminations & other	(250)	(86)	73	—	(13)
Pretax segment operating income		1,626
Corporate & other		(203)	64		(139)
Interest income (1)		37
Interest expense (1)		(142)
Charges & credits (2)		(318)

	$8,928	$1,000	$638	$0	$2,061

(Stated in millions)
	Nine Months 2026
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$2,030	$522	$115	$—	$637
Reservoir Performance	4,783	754	348	—	1,102
Well Construction	8,427	1,315	479	(1)	1,793
Production Systems	11,278	1,728	458	—	2,186
All Other	1,492	391	258	—	649
Eliminations & other	(868)	(409)	215	(13)	(207)

Pretax segment operating income		4,301
Corporate & other		(643)	222		(421)
Interest income (1)		65
Interest expense (1)		(377)
Charges & credits (2)		(352)

	$27,142	$2,994	$2,095	$(14)	$5,739

					(Stated in millions)
	Nine Months 2025
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
Digital	$1,836	$465	$117	$—	$582
Reservoir Performance	5,072	908	321	(1)	1,228
Well Construction	8,908	1,698	502	—	2,200
Production Systems	9,247	1,520	312	1	1,833
All Other	1,542	414	290	5	709
Eliminations & other	(642)	(239)	215	1	(23)

Pretax segment operating income		4,766
Corporate & other		(550)	154		(396)
Interest income (1)		103
Interest expense (1)		(425)
Charges & credits (2)		(546)

	$25,963	$3,348	$1,911	$6	$6,133

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, APS and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2026?

Capital investment (consisting of capex, exploration data costs and APS investments) for the full-year 2026 is still expected to be approximately $2.5 billion. Capital investment for the full-year 2025 was $2.4 billion.

2)	What were the cash flow from operations and free cash flow for the third quarter of 2026?

Cash flow from operations for the third quarter of 2026 was $1.51 billion and free cash flow was $828 million.

3)	What was included in “Interest & other income” for the third quarter of 2026?

“Interest & other income” for the third quarter of 2026 was $68 million. This consisted of interest income of $25 million and earnings of equity method investments of $43 million.

4)	How did interest income and interest expense change during the third quarter of 2026?

Interest income of $25 million for the third quarter of 2026 decreased $4 million sequentially. Interest expense of $133 million increased $5 million sequentially.

5)	What was the effective tax rate (ETR) for the third quarter of 2026?

The ETR for the third quarter of 2026, calculated in accordance with GAAP, was 23.5% as compared to 20.0% for the second quarter of 2026. Excluding charges and credits, the ETR for the third quarter of 2026 was 20.0% as compared to 20.5% for the second quarter of 2026.

6)	How many shares of common stock were outstanding as of September 30, 2026, and how did this change from the end of the previous quarter?

There were 1.476 billion shares of common stock outstanding as of September 30, 2026, and 1.484 billion shares outstanding as of June 30, 2026.

(Stated in millions)
Shares outstanding at June 30, 2026	1,484
Shares issued under employee stock purchase plan	4
Vesting of restricted stock	1
Stock repurchase program	(13)

Shares outstanding at September 30, 2026	1,476

7)

What was the weighted average number of shares outstanding during the third quarter of 2026 and second quarter of 2026? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.481 billion during the third quarter of 2026 and 1.490 billion during the second quarter of 2026. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	Third Quarter 2026	Second Quarter 2026
Weighted average shares outstanding	1,481	1,490
Unvested restricted stock	15	15
Assumed exercise of stock options	1	1

Average shares outstanding, assuming dilution	1,497	1,506

8)

What was SLB’s adjusted EBITDA and adjusted EBITDA margin in the third quarter of 2026, the second quarter of 2026, the third quarter of 2025, the first nine months of 2026, and the first nine months of 2025?

SLB’s adjusted EBITDA was $2.067 billion in the third quarter of 2026, $1.899 billion in the second quarter of 2026, and $2.061 billion in the third quarter of 2025.

SLB’s adjusted EBITDA margin was 21.9% in the third quarter of 2026, 21.2% in the second quarter of 2026, and 23.1% in the third quarter of 2025, and was calculated as follows:

	(Stated in millions)
	Third Quarter 2026	Second Quarter 2026	Third Quarter 2025
Net income attributable to SLB	$735	$786	$739
Net income attributable to noncontrolling interests	45	29	35
Tax expense	239	204	226

Income before taxes	$1,019	$1,019	$1,000
Charges & credits	242	69	318
Depreciation and amortization	698	712	638
Interest expense	133	128	142
Interest income	(25)	(29)	(37)

Adjusted EBITDA	$2,067	$1,899	$2,061

Revenue	$9,449	$8,972	$8,928

Adjusted EBITDA margin	21.9%	21.2%	23.1%

SLB’s adjusted EBITDA was $5.739 billion in the first nine months of 2026 and $6.133 billion in the first nine months of 2025. SLB’s adjusted EBITDA margin was 21.1% in the first nine months of 2026 and 23.6% in the first nine months of 2025, and was calculated as follows:

			(Stated in millions)
	Nine Months 2026	Nine Months 2025	Change
Net income attributable to SLB	$2,273	$2,550
Net income attributable to noncontrolling interests	83	101
Tax expense	638	697

Income before taxes	$2,994	$3,348
Charges & credits	352	546
Depreciation and amortization	2,095	1,911
Interest expense	377	432
Interest income	(79)	(104)

Adjusted EBITDA	$5,739	$6,133	-6%

Revenue	$27,142	25,963	5%

Adjusted EBITDA margin	21.1%	23.6%	-248 bps

9)

What were the components of depreciation and amortization expenses for the third quarter of 2026, the second quarter of 2026, the third quarter of 2025, the first nine months of 2026, and the first nine months of 2025?

The components of depreciation and amortization expenses for the third quarter of 2026, the second quarter of 2026, and the third quarter of 2025 were as follows:

			(Stated in millions)
	Third Quarter 2026	Second Quarter 2026	Third Quarter 2025
Depreciation of fixed assets	$468	$473	$453
Amortization of intangible assets	113	111	101
Amortization of APS investments	88	83	60
Amortization of exploration data costs capitalized	29	45	24

	$698	$712	$638

The components of depreciation and amortization expenses for the first nine months of 2026 and the first nine months of 2025 were as follows:

		(Stated in millions)
	Nine Months 2026	Nine Months 2025
Depreciation of fixed assets	$1,405	$1,258
Amortization of intangible assets	$334	$265
Amortization of APS investments	$253	$285
Amortization of exploration data costs capitalized	$103	$103

	$2,095	$1,911

10)	What are the revenue categories in the Digital Division that offer solutions to SLB’s customers?

Within Digital, revenue is generated from four key solutions — Platforms & Applications, Digital Operations, Digital Exploration and Professional Services.

Platforms & Applications includes SLB’s cloud technologies such as the Delfi™ and Lumi platforms, along with a suite of specialized, domain-focused applications such as Petrel™ and Techlog™ offered as SaaS subscription or perpetual licenses. These platforms and applications automate complex models to simulate the impact of reservoir development plans and aid in the planning of key operations such as drilling, completion and production designs. Additionally, they unlock data and utilize AI and machine learning to reduce cycle time and improve efficiency of workflows to allow customers to make better, faster decisions to improve their project economics and reservoir performance.

Revenue is recurring (with exception of one-off license sales) underpinned by a substantial base of ARR from a globally installed base, complemented by customer adoption of new cloud-based capabilities and IoT-enabled solutions.

This category has best-in-class retention rates and limited churn.

Digital Operations combines the unique strengths of SLB’s oilfield services with advanced digital technologies to deliver more reliable, efficient and autonomous field operations. By integrating connected solutions with Performance Live™ digital service delivery centers, customers gain real-time monitoring, remote decision making and automated execution across their workflows from autonomous drilling to automated well intervention, all while reducing costs and improving project economics.

Revenue is generated from the same customer base as the Core divisions and is, therefore, repeatable. Additionally, a portion of the revenue is recurring in nature.

To incentivize the Core divisions — Well Construction, Reservoir Performance and Production Systems — and Digital to develop and promote this category, the resulting revenue is recognized in both the respective Core division as well as in the Digital Division. This effect is eliminated in consolidation.

Digital Exploration represents SLB’s exploration data business. The exploration data library is a differentiated asset library of seismic surveys and other subsurface data that customers rely on for better exploration and development decisions. These licensed datasets also support carbon storage design and monitoring. The library covers key exploration and producing basins worldwide and datasets are refreshed and reprocessed to benefit from the latest imaging algorithms and AI technologies, enabled by high-performance cloud computing. Revenue is generated from one-time, non-transferable license sales and is therefore non-recurring in nature.

Professional Services includes consulting and other services required to support customers’ digital transformations. These services include transition support from on-prem to cloud-based digital solutions, data clean-up and migration, workflow automation — including deployment of workflow solutions built within SLB’s global network of Innovation Factori workspaces — and training to further enable customers’ digital transformations.

Revenue in this category is largely project-based, and repetitive engagements with the same customers are common. These services generate pull-through opportunities across other digital revenue streams.

11)

How much revenue was generated from each of the categories comprising the Digital Division in the first nine months of 2026 and the first nine months of 2025? What is the pretax operating income and adjusted EBITDA of the Digital Division for those periods?

Digital revenue, pretax operating income, and adjusted EBITDA in the first nine months of 2026 and first nine months of 2025 are detailed as follows:

	Nine Months Ended		(Stated in millions) Change
	Sept. 30, 2026	Sept. 30, 2025	Year-on-year
Revenue
Platforms & Applications	$797	$774	3%
Digital Operations	454	302	50%
Digital Exploration	306	253	21%
Professional Services	474	507	-7%

	$2,030	$1,836	11%

Pretax operating income	$522	$465	12%
Pretax operating margin	25.7%	25.3%	41 bps
Adjusted EBITDA	$637	$582	10%
Adjusted EBITDA margin	31.4%	31.7%	-31 bps

12)	In Digital, what is the definition of ARR and what was the ARR as of September 30, 2026, June 30, 2026, and September 30, 2025?

ARR represents the annual value of recurring subscription and maintenance revenues from Platforms & Applications, along with the recurring portion of Digital Operations, providing a measure of predictable revenue over the next 12 months. This is calculated based on the trailing twelve months revenue and excludes one-time license sales and variable usage fees.

ARR was $1.04 billion as of September 30, 2026, $1.04 billion as of June 30, 2026, and $926 million as of September 30, 2025, resulting in a 13% increase year on year.

13)	What is the Data Center Solutions business and where is it reported?

The Data Center Solutions business designs and manufactures critical infrastructure components — such as modular data center enclosures, cooling systems and other hardware — for hyperscalers and enterprises. By leveraging scalable, standardized production with rapid lead times, and rigorous quality assurance, SLB provides configurable solutions that balance cost efficiency, reliability and customization to meet accelerating data center demand.

AI-driven data demand is fueling rapid growth, and this business is going to be a material and meaningful contributor to SLB’s portfolio in the future. This business is reported in the All Other category.

14)

How much revenue was generated from the Data Center Solutions business for the third quarter of 2026, the second quarter of 2026, the third quarter of 2025, the first nine months of 2026, and the first nine months of 2025?

Data Center Solutions revenue was $230 million in the third quarter of 2026, $186 million in the second quarter of 2026, and $131 million in the third quarter of 2025, resulting in a 23% increase sequentially and 76% increase year on year.

Data Center Solutions revenue was $557 million in the first nine months of 2026 and $331 million in the first nine months of 2025, resulting in a 68% increase year on year.

15)	What Divisions comprise SLB’s Core business and what were their revenue and pretax operating income for the third quarter of 2026, the second quarter of 2026, and the third quarter of 2025?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the third quarter of 2026, the second quarter of 2026, and the third quarter of 2025 are calculated as follows:

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2026	Jun. 30, 2026	Sept. 30, 2025	Sequential	Year-on-year
Revenue
Reservoir Performance	$1,634	$1,556	$1,682
Well Construction	2,888	2,742	2,967
Production Systems	4,000	3,771	3,474

	$8,522	$8,069	$8,123	6%	5%

Pretax Operating Income
Reservoir Performance	$266	$232	$312
Well Construction	475	417	558
Production Systems	646	586	559

	$1,387	$1,235	$1,429	12%	-3%

Pretax Operating Margin
Reservoir Performance	16.3%	14.9%	18.5%
Well Construction	16.4%	15.2%	18.8%
Production Systems	16.1%	15.5%	16.1%

	16.3%	15.3%	17.6%	97 bps	-132 bps

Third-quarter 2026 results reflect activity from ChampionX, which contributed $970 million of revenue to SLB’s Core business. Excluding the impact of this acquisition, Core revenue was essentially flat year on year.

About SLB

SLB (NYSE: SLB) is a global technology company that has driven energy innovation for 100 years. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, October 23, 2026. The call is scheduled to begin at 9:30 a.m. U.S. Eastern time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 715-9871 within North America, or +1 (646) 307-1963 outside of North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 3440360. At the conclusion of the conference call, an audio replay will be available until October 30, 2026, by dialling +1 (800) 770-2030 within North America, or +1 (609) 800-9909 outside of North America, and providing the access code 3440360. The conference call will be webcasted simultaneously at https://events.q4inc.com/attendee/293449855 on a listen-only basis. A replay of the webcast will also be available at the same website until October 30, 2026.

Investors	Media
James R. McDonald — SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo — Director of Investor Relations, SLB Tel: +1 (713) 375-3535 investor-relations@slb.com	Moira Duff — Director of External Communications, SLB Tel: +1 (713) 375-3407 media@slb.com

Forward-Looking Statements

This third-quarter 2026 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); the benefits of the ChampionX acquisition, including the ability of SLB to integrate the ChampionX business successfully and to achieve anticipated synergies and value creation from the acquisition; the benefits of the proposed transaction between SLB and Kelvion and the anticipated timing of such transaction; oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing or escalating conflicts on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; inflation; changes in monetary policy by governments; tariffs; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; the terms and timing of the proposed transaction between SLB and Kelvion; the ability of SLB and Kelvion to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”).

If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise